Exhibit 99.1
For Immediate Release

Investar Holding Corporation Announces Acquisition of Cheaha Financial Group, Inc. in Oxford, Alabama
and 2020 Fourth Quarter Results

BATON ROUGE, LA (January 25, 2021) – Investar Holding Corporation (the “Investar”) (NASDAQ:ISTR), the holding company for Investar Bank, National Association (the “Bank”), announced today that it has entered into a definitive agreement (the “Agreement”) to acquire Cheaha Financial Group, Inc. (“Cheaha”), headquartered in Oxford, Alabama, and its wholly-owned subsidiary, Cheaha Bank. Investar also announced financial results for the quarter ended December 31, 2020.

Cheaha Financial Group, Inc. Transaction
The terms of the Agreement provide that Cheaha shareholders will receive $80.00 in cash consideration for each of their shares of Cheaha common stock, for an aggregate value of approximately $41.1 million. The Agreement provides that, prior to the closing of the acquisition, Cheaha will have adjusted tangible shareholders equity, calculated in the manner described in the Agreement, equal to at least $27.6 million. Investar previously executed a definitive agreement to acquire Cheaha in 2019. However, that agreement was terminated in accordance with its terms after it failed to close by June 30, 2020. The termination of the Agreement came in response to the unpredictable economic conditions resulting from the global health crisis caused by the COVID-19 pandemic.
At December 31, 2020, Cheaha Bank had approximately $236 million in assets, $126 million in net loans, and $202 million in deposits. Cheaha Bank offers a full range of banking products and services to individuals and small businesses from four branch locations in Calhoun County, Alabama.
Shad A. Williams, President and Chief Executive Officer of Cheaha stated, “We are thrilled with this announcement. Last year we were disappointed that the uncertainty associated with the pandemic resulted in the termination of our agreement with Investar. However, both banks remain strong, and the partnership that made sense then makes even more sense now. This is good for our customers, our communities, our shareholders, and our employees.”
For Investar, the merger represents the continued execution of its multi-state expansion strategy and its second acquisition along the I-20 corridor in Alabama, further bolstering its core deposit base and positioning the Bank to continue to build on its existing record of growth and client service under the leadership of its current management team. For Cheaha, the transaction is expected to provide the benefits of additional financial strength and the expanded resources of a larger banking enterprise. Although Cheaha will transition to the Investar Bank name, the experienced Cheaha staff is expected to remain substantially intact, continuing to provide exemplary and personal service to Cheaha’s growing customer base.
“Although we terminated the previous agreement to acquire Cheaha at the end of June, we continued to regard Cheaha as a strategic fit with our organization,” said John D’Angelo, President and Chief Executive Officer of Investar. “We maintained a good relationship following the termination and are pleased that we were able to reach a new agreement once the environment made consummation of the transaction practical. We would like to thank the management, employees, and shareholders of Cheaha for their patience in this process.”
The Agreement has been unanimously approved by both the Boards of Directors of Cheaha and Investar. The closing of the transaction, which is expected to occur early in the second quarter of 2021, is subject to customary conditions, including regulatory approvals and approval by the shareholders of Cheaha.
Janney Montgomery Scott LLC acted as financial advisor, and Fenimore, Kay, Harrison & Ford, LLP served as legal counsel to Investar, for the Cheaha acquisition. Maynard Cooper & Gale, P.C. served as legal counsel to Cheaha and National Capital, LLC served as financial advisor for Cheaha.

2020 Fourth Quarter Results
Investar reported net income of $4.5 million, or $0.42 per diluted common share, for the fourth quarter of 2020, compared to $4.5 million, or $0.41 per diluted common share, for the quarter ended September 30, 2020, and $3.3 million, or $0.32 per diluted common share, for the quarter ended December 31, 2019.
On a non-GAAP basis, core earnings per diluted common share for the fourth quarter of 2020 were $0.39 compared to $0.35 for the third quarter of 2020 and $0.39 for the fourth quarter of 2019. Core earnings exclude certain non-operating items including, but not limited to, gain on sale of investment securities, net, change in the fair value of equity securities, and acquisition expense (refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics).
Investar Holding Corporation President and Chief Executive Officer John D’Angelo said:
“Two thousand twenty was a year unlike any other in Investar’s history. Although navigating through the pandemic was extremely difficult on our employees, customers and shareholders, we feel that major strides were made to position the Bank for a bright future.
In 2020, we substantially reduced our cost of funds through an improved deposit mix and a disciplined approach to repricing all categories of deposits, positioning us to maintain a stable margin throughout 2021. We made investments in people and branches in markets that we perceive to be high growth areas. We do not plan on opening additional de novo branches in the coming year. As such, we believe that we can achieve positive operating leverage by maintaining flat to slightly increased expenses, and increase profitability through our recent investments.
In the fourth quarter of 2020, our customers began to feel more confident in the economy which resulted in increased loan production. Excluding the pay downs on PPP loans during the quarter, we experienced annualized loan growth of 10.8%. We were pleased with the loan growth during the quarter and we are encouraged by our loan pipeline heading into 2021.
Today, we announced a definitive agreement with Cheaha Financial Group, Inc. in Oxford, Alabama that will expand our footprint into the eastern part of the state. We are extremely excited to join forces with Cheaha to continue to provide its customers and community with exemplary service. We expect to close the transaction early in the second quarter of 2021.
Lastly, Investar continuously seeks opportunities to improve by gaining efficiencies and reducing expenses. We plan to implement new technology throughout 2021 that we believe will assist us in providing the highest level of customer service, while also helping us improve our efficiency ratio and return on average assets.”
Fourth Quarter Highlights
•Total loans increased $30.6 million, or 1.7%, to $1.86 billion at December 31, 2020, compared to $1.83 billion at September 30, 2020. This increase includes paydowns and forgiveness of Paycheck Protection Program (“PPP”) loans. Excluding PPP loans, total loans increased $46.4 million, or 2.7% (10.8% annualized), compared to September 30, 2020. At December 31, 2020, 22% of total PPP loans have been submitted to the SBA for forgiveness, and 17% of total PPP loans originated have been paid down or forgiven by the SBA.
•Net interest margin increased to 3.55% for the quarter ended December 31, 2020 compared to 3.46% for the quarter ended September 30, 2020 and 3.44% for quarter ended December 31, 2019.
•Cost of deposits decreased 21 basis points to 0.76% for the quarter ended December 31, 2020, compared to 0.97% for the quarter ended September 30, 2020, and decreased 81 basis points compared to 1.57% for the quarter ended December 31, 2019. Our overall cost of funds decreased 21 and 74 basis points to 0.95% compared to 1.16% and 1.69% for the quarters ended September 30, 2020 and December 31, 2019, respectively.
•Tangible book value per common share increased to $19.89 at December 31, 2020, or 3.2% (12.9% annualized), compared to $19.27 at September 30, 2020. Tangible book value per common share increased 5.9% compared to $18.79 at December 31, 2019.
•The allowance for loan losses to total loans increased to 1.09% at December 31, 2020, compared to 1.04% at September 30, 2020 and 0.63% at December 31, 2019, representing a 73% increase in the allowance for loan losses to total loans compared to December 31, 2019.

•Noninterest-bearing deposits increased $96.3 million, or 27.4%, to $448.2 million at December 31, 2020, compared to $351.9 million at December 31, 2019. Time deposits as a percentage of total deposits decreased to 28.4% at December 31, 2020, compared to 32.2% at September 30, 2020 and 41.3% at December 31, 2019.
•On January 25, 2021, Investar announced that it has entered into a definitive agreement to acquire Cheaha Financial Group, Inc., headquartered in Oxford, Alabama, and its wholly-owned subsidiary, Cheaha Bank. The transaction is expected to close early in the second quarter of 2021 and will be Investar’s seventh whole-bank acquisition since 2011.
•Investar repurchased 20,899 shares of its common stock through its stock repurchase program at an average price of $15.32 per share during the quarter ended December 31, 2020, leaving 264,830 shares authorized for repurchase under the current stock repurchase plan. Investar repurchased 661,504 shares of its common stock at an average price of $16.75 during the year ended December 31, 2020.
•Along with other cost saving initiatives, the Bank intends to close a branch in the Baton Rouge market in the first half of 2021. These cost saving initiatives equate to expected savings of approximately $250,000 per quarter beginning in the third quarter of 2021.
Loans
Total loans were $1.86 billion at December 31, 2020, an increase of $30.6 million, or 1.7%, compared to September 30, 2020, and an increase of $168.3 million, or 9.9%, compared to December 31, 2019. Excluding the loans acquired from PlainsCapital Bank, or $38.8 million at December 31, 2020, total loans increased $31.7 million, or 1.8%, compared to September 30, 2020 and increased $129.6 million, or 7.7%, compared to December 31, 2019.
The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	12/31/2020	9/30/2020	12/31/2019	$	%	$	%	12/31/2020	12/31/2019
Mortgage loans on real estate
Construction and development	$206,011	$206,751	$197,797	$(740)	(0.4)%	$8,214	4.2%	11.1%	11.7%
1-4 Family	339,525	339,364	321,489	161	—	18,036	5.6	18.2	19.0
Multifamily	60,724	57,734	60,617	2,990	5.2	107	0.2	3.3	3.6
Farmland	26,547	26,005	27,780	542	2.1	(1,233)	(4.4)	1.4	1.6
Commercial real estate
Owner-occupied	375,421	379,490	352,324	(4,069)	(1.1)	23,097	6.6	20.2	20.8
Nonowner-occupied	436,974	404,748	378,736	32,226	8.0	58,238	15.4	23.5	22.4
Commercial and industrial	394,497	392,955	323,786	1,542	0.4	70,711	21.8	21.2	19.1
Consumer	20,619	22,633	29,446	(2,014)	(8.9)	(8,827)	(30.0)	1.1	1.8
Total loans	$1,860,318	$1,829,680	$1,691,975	$30,638	1.7%	$168,343	9.9%	100%	100%
In response to the COVID-19 pandemic, in the first quarter of 2020, the Bank instituted a 90-day loan deferral program for customers impacted by the pandemic. As of December 31, 2020, the balance of loans participating in the 90-day deferral program was approximately $5.9 million, or 0.3% of the total loan portfolio, compared to $56.5 million, or 3.1% of the total loan portfolio, at September 30, 2020. Of the loans participating in the deferral program at December 31, 2020, 57% have deferrals of principal and interest, 40% have deferrals of principal only, and 3% have deferrals of interest only. As 90-day loan deferrals have expired, most customers have returned to their regular payment schedules. The Bank continues to support borrowers experiencing financial hardships related to the pandemic and expects to process additional deferrals requested by qualified borrowers. Therefore, we may experience fluctuations in the balance of loans participating in the deferral program.

In addition, in the second quarter of 2020, the Bank began participating as a lender in the PPP as established by the CARES Act. The PPP loans are generally 100% guaranteed by the SBA, have an interest rate of 1%, and are eligible to be forgiven based on certain criteria, with the SBA remitting any applicable forgiveness amount to the lender. At December 31, 2020, the balance of the Bank’s PPP loans was $94.5 million, compared to $110.3 million at September 30, 2020. Eighty-seven percent of the total number of PPP loans we have originated have principal balances of $150,000 or less. Excluding PPP loans, total loans increased $46.4 million, or 2.7%, compared to September 30, 2020. At December 31, 2020, 22% of the total balance of PPP loans originated have been submitted to the SBA for forgiveness, and 17% of the total balance of PPP loans originated have been paid down by the customer or forgiven by the SBA.
Excluding PPP loans, which are included our commercial and industrial portfolio, we experienced the greatest loan growth in the commercial real estate portfolio for both the quarter and year ended December 31, 2020 as we remain focused on relationship banking and growing our commercial loan portfolios.
At December 31, 2020, Investar’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $769.9 million, a decrease of $2.5 million, or 0.3%, compared to the business lending portfolio of $772.4 million at September 30, 2020, and an increase of $93.8 million, or 13.9%, compared to the business lending portfolio of $676.1 million at December 31, 2019. The origination of PPP loans, which are included in the commercial and industrial loan portfolio, was the primary driver of the increase in the business lending portfolio compared to December 31, 2019.
Consumer loans totaled $20.6 million at December 31, 2020, a decrease of $2.0 million, or 8.9%, compared to $22.6 million at September 30, 2020, and a decrease of $8.8 million, or 30.0%, compared to $29.4 million at December 31, 2019. The decrease in consumer loans is mainly attributable to the scheduled paydowns of the indirect auto lending portfolio and is consistent with our business strategy.
Our loan portfolio includes loans to businesses in certain industries that may be more significantly affected by the pandemic than others. These loans, including loans related to oil and gas, food services, hospitality, and entertainment, represent approximately 6.6% of our total portfolio, or 5.7% excluding PPP loans, at December 31, 2020, compared to 6.6% of our total portfolio, or 5.6% excluding PPP loans, at September 30, 2020, as shown in the table below.

Industry	Percentage of Loan Portfolio December 31, 2020	Percentage of Loan Portfolio December 31, 2020 (excluding PPP loans)	Percentage of Loan Portfolio September 30, 2020	Percentage of Loan Portfolio September 30, 2020 (excluding PPP loans)
Oil and gas	3.3%	2.6%	3.5%	2.7%
Food services	2.5	2.3	2.3	2.1
Hospitality	0.4	0.4	0.4	0.4
Entertainment	0.4	0.4	0.4	0.4
Total	6.6%	5.7%	6.6%	5.6%
Credit Quality
Nonperforming loans were $13.8 million, or 0.74% of total loans, at December 31, 2020, an increase of $1.4 million compared to $12.4 million, or 0.68% of total loans, at September 30, 2020, and an increase of $7.5 million compared to $6.3 million, or 0.37% of total loans, at December 31, 2019. The increase in nonperforming loans compared to December 31, 2019 is mainly attributable to one commercial and industrial oil and gas loan relationship totaling $5.5 million at December 31, 2020. Included in nonperforming loans are acquired loans with a balance of $4.7 million at December 31, 2020, or 34% of nonperforming loans.
The allowance for loan losses was $20.4 million, or 147.3% and 1.09% of nonperforming and total loans, respectively, at December 31, 2020, compared to $19.0 million, or 153.8% and 1.04%, respectively, at September 30, 2020, and $10.7 million, or 171.1% and 0.63%, respectively, at December 31, 2019.
The provision for loan losses was $2.4 million for the quarter ended December 31, 2020 compared to $2.5 million and $0.7 million for the quarters ended September 30, 2020 and December 31, 2019, respectively. Additional provision for loan losses was recorded in the third and fourth quarters of 2020 primarily as a result of the deterioration of market conditions which have been adversely affected by the COVID-19 pandemic. The Bank continues to assess the impact the pandemic may have on its loan portfolio to determine the need for additional reserves.

Deposits
Total deposits at December 31, 2020 were $1.89 billion, an increase of $53.4 million, or 2.9%, compared to September 30, 2020, and an increase of $180.1 million, or 10.5%, compared to December 31, 2019. The increase in total deposits compared to September 30, 2020 was mainly due to an $80.0 million increase in brokered deposits, which Investar currently uses to satisfy the required borrowings under its interest rate swap agreements, due to more favorable pricing. Interest-bearing demand deposits also increased by $22.9 million compared to September 30, 2020. These increases were partially offset by a $54.9 million decrease in time deposits.
The COVID-19 pandemic has created a significant amount of excess liquidity in the market, and, as a result, we experienced large increases in both noninterest and interest-bearing demand deposits, and savings accounts compared to December 31, 2019. Investar acquired approximately $37.0 million in deposits from PlainsCapital Bank in the first quarter of 2020 and utilized $80.0 million in brokered deposits in the fourth quarter of 2020. The remaining increase of approximately $63.1 million compared to December 31, 2019 is due to organic growth. Our deposit mix has improved and reflects our consistent focus on relationship banking and growing our commercial relationships, as well as the effects of the pandemic on consumer and business spending.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Deposits
	12/31/2020	9/30/2020	12/31/2019	$	%	$	%	12/31/2020	12/31/2019
Noninterest-bearing demand deposits	$448,230	$452,070	$351,905	$(3,840)	(0.8)%	$96,325	27.4%	23.7%	20.6%
Interest-bearing demand deposits	496,745	473,819	335,478	22,926	4.8	161,267	48.1	26.3	19.6
Brokered deposits	80,017	—	—	80,017	—	80,017	—	4.2	—
Money market deposit accounts	186,307	179,133	198,999	7,174	4.0	(12,692)	(6.4)	9.9	11.7
Savings accounts	141,134	139,153	115,324	1,981	1.4	25,810	22.4	7.5	6.8
Time deposits	535,391	590,274	706,000	(54,883)	(9.3)	(170,609)	(24.2)	28.4	41.3
Total deposits	$1,887,824	$1,834,449	$1,707,706	$53,375	2.9%	$180,118	10.5%	100.0%	100.0%
Excluding brokered deposits, interest-bearing demand deposits experienced the largest increases compared to September 30, 2020 and December 31, 2019. These increases were primarily driven by government stimulus payments, reduced spending by consumer and business customers related to the COVID-19 pandemic, and increases in PPP borrowers’ deposit accounts. We believe these factors may be temporary depending on the future economic effects of the COVID-19 pandemic.
As the state of the economy deteriorated during the year ended December 31, 2020 in response to the global pandemic, some customers desired increased security of funds and transferred holdings into fully-insured checking accounts, or our Assured Checking product, shown in interest-bearing demand deposits in the table above.
Management also made a strategic decision to either reprice or run-off higher yielding time deposits and other interest-bearing deposit products during the year ended December 31, 2020, which contributed to our decreased cost of deposits compared to the quarters ended September 30, 2020 and December 31, 2019.
Net Interest Income
Net interest income for the fourth quarter of 2020 totaled $19.2 million, an increase of $0.4 million, or 2.4%, compared to the third quarter of 2020, and an increase of $2.2 million, or 12.9%, compared to the fourth quarter of 2019. Included in net interest income for each of the quarters ended December 31, 2020, September 30, 2020 and December 31, 2019 is $0.2 million of interest income accretion from the acquisition of loans. Also included in net interest income for the quarters ended December 31, 2020, September 30, 2020, and December 31, 2019 are interest recoveries of $10,000, $16,000, and $56,000, respectively, on acquired loans.

Investar’s net interest margin was 3.55% for the quarter ended December 31, 2020, compared to 3.46% for the quarter ended September 30, 2020 and 3.44% for the quarter ended December 31, 2019. The yield on interest-earning assets was 4.26% for the quarter ended December 31, 2020 compared to 4.33% for the quarter ended September 30, 2020 and 4.77% for the quarter ended December 31, 2019. The decrease in the yield on interest-earning assets compared to the quarter ended September 30, 2020 was driven by a large decrease in the yield earned on investment securities as well as lower loan yields. In response to the pandemic, during March 2020, the Federal Reserve reduced the federal funds rate 150 basis points to 0 to 0.25 percent, which has affected the yields that we earn on our interest-earning assets. In addition, the PPP loans originated in 2020 have a contractual interest rate of 1% and origination fees based on the loan amount, which impacts the yield on our loan portfolio. Exclusive of PPP loans, which had an average balance of $106.6 million and related interest and fee income of $1.1 million for the quarter ended December 31, 2020 and an average balance of $114.7 million and related interest and fee income of $0.8 million for the quarter ended September 30, 2020, adjusted net interest margin was 3.53% for the quarter ended December 31, 2020, compared to an adjusted net interest margin of 3.50% for the quarter ended September 30, 2020. Included in PPP interest and fee income for the quarters ended December 31, 2020 and September 30, 2020 is $0.4 million and $58,000, respectively, of accelerated fee income recognized due to the forgiveness or pay-off of PPP loans.
The increase in net interest margin for the quarter ended December 31, 2020 compared to the quarter ended September 30, 2020 was driven by a 21 basis point decrease in cost of funds, partially offset by a seven basis point decrease in the yield on interest-earning assets. The increase in net interest margin for the quarter ended December 31, 2020 compared to the quarter ended December 31, 2019 was driven by a 74 basis point decrease in the cost of funds partially offset by a 51 basis point decrease in the yield on interest-earning assets.
Exclusive of the interest income accretion from the acquisition of loans, interest recoveries, and accelerated fee income recognized due to the forgiveness or pay-off of PPP loans, all discussed above, adjusted net interest margin increased to 3.45% for the quarter ended December 31, 2020, compared to 3.41% for the quarter ended September 30, 2020, and 3.39% for the quarter ended December 31, 2019. The adjusted yield on interest-earning assets was 4.58% for the quarter ended December 31, 2020 compared to 4.73% and 4.72% for the quarters ended September 30, 2020 and December 31, 2019, respectively.
The cost of deposits decreased 21 basis points to 0.76% for the quarter ended December 31, 2020 compared to 0.97% for the quarter ended September 30, 2020 and decreased 81 basis points compared to 1.57% for the quarter ended December 31, 2019. The decrease in the cost of deposits compared to the quarters ended September 30, 2020 and December 31, 2019 reflects the decrease in rates paid for all categories of interest-bearing deposits.
The overall costs of funds for the quarter ended December 31, 2020 decreased 21 basis points to 0.95% compared to 1.16% for the quarter ended September 30, 2020 and decreased 74 basis points compared to 1.69% for the quarter ended December 31, 2019. The decrease in the cost of funds for the quarter ended December 31, 2020 compared to the quarters ended September 30, 2020 and December 31, 2019 resulted from both lower cost of deposits and lower amount and cost of short-term borrowings, the costs of which are driven by the Federal Reserve’s federal funds rates.
Noninterest Income
Noninterest income for the fourth quarter of 2020 totaled $3.7 million, an increase of $0.3 million, or 8.1%, compared to third quarter of 2020 and an increase of $2.1 million, or 133.3%, compared to the fourth quarter of 2019. The increase in noninterest income compared to the quarter ended December 31, 2019 is mainly attributable to a $1.4 million increase in other operating income as well as a $0.8 million increase in the fair value of equity securities. Other operating income includes, among other things, credit card and ATM fees, and derivative fee income.
Noninterest Expense
Noninterest expense for the fourth quarter of 2020 totaled $14.7 million, an increase of $0.6 million, or 4.6%, compared to the third quarter of 2020, and an increase of $1.1 million, or 7.8%, compared to the fourth quarter of 2019.
The increase in noninterest expense for the quarter ended December 31, 2020 compared to the quarter ended September 30, 2020 was driven by a $0.4 million increase in salaries and benefits and a $0.3 million increase in other operating expenses. During the quarter ended December 31, 2020, as a result of the success of the PPP loan program, Investar paid a $0.2 million incentive to recognize the efforts of Bank employees. Other increases in salaries and benefits resulted from the opening of a de novo branch in our New Orleans market in the fourth quarter, increases in employee insurance, and severance paid related to the closure of the Zachary, Louisiana branch in October 2020. During the quarter ended December 31, 2020, Investar recorded a charitable contribution of $0.1 million, included in other operating expenses, to a program that will help locally based small businesses that have been financially affected by the COVID-19 pandemic. The increase in other operating expenses is also attributable to other operating items such as maintenance, bank shares tax and FDIC assessments.

The increase in noninterest expense for the fourth quarter of 2020 compared to the fourth quarter of 2019 is primarily attributable to the $0.8 million and $0.5 million increases in salaries and employee benefits and other operating expenses, respectively. The increase in salaries and employee benefits is mainly attributable to the PPP loan program incentive paid to employees, as well as other increases, discussed above. In addition, two branch locations were acquired from PlainsCapital Bank in February 2020, adding related support staff. The increase in other operating expenses is attributable to the other operating items discussed above, as well as the addition of the acquired branches from PlainsCapital Bank.
Taxes
Investar recorded income tax expense of $1.2 million for the quarter ended December 31, 2020, which equates to an effective tax rate of 20.9%, an increase from the effective tax rates of 19.6% and 20.2% for the quarters ended September 30, 2020 and December 31, 2019, respectively.
Basic and Diluted Earnings Per Common Share
Investar reported basic and diluted earnings per common share of $0.42 for the quarter ended December 31, 2020, an increase of $0.01 compared to basic and diluted earnings per common share of $0.41 for the quarter ended September 30, 2020, and an increase of $0.09 and $0.10, respectively, compared to basic and diluted earnings per common share of $0.33 and $0.32, respectively, for the quarter ended December 31, 2019.
Supplemental Report
A supplemental report for the current period is available, with this earning release, at www.investarbank.com (Investors>>Reports Filings & Financials>>Financial Document Library).
About Investar Holding Corporation
Investar, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank currently operates 31 branch locations serving south Louisiana, southeast Texas, and southwest Alabama. At December 31, 2020, the Bank had 323 full-time equivalent employees and total assets of $2.3 billion.
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share,” and “core diluted earnings per share.” Management believes these non-GAAP financial measures provide information useful to investors in understanding Investar’s financial results, and Investar believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting Investar’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and Investar strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.
Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Investar’s current views with respect to, among other things, future events and financial performance. Investar generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. In addition, any of the following matters related to the pandemic may impact our financial results in future periods, and such impacts may be material depending on the length and severity of the pandemic and government and societal responses to it:
•borrowers may default on loans and economic conditions could deteriorate requiring further increases to the allowance for loan losses;
•demand for our loans and other banking services, and related income and fees, may be reduced;
•the value of collateral securing our loans may deteriorate; and
•lower market interest rates will have an adverse impact on our variable rate loans and reduce our income.
Any forward-looking statements contained in this press release are based on the historical performance of Investar and its subsidiaries or on Investar’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by Investar that the future plans, estimates or expectations by Investar will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to Investar’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if Investar’s underlying assumptions prove to be incorrect, Investar’s actual results may vary materially from those indicated in these statements. Investar does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:
•the ongoing impacts of the COVID-19 pandemic on economic conditions in general and on the Bank’s markets in particular, and on the Bank’s operations and financial results;
•ongoing disruptions in the oil and gas industry due to the significant decrease in the price of oil;
•business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate;
•increased cyber and payment fraud risk, as cybercriminals attempt to profit from the disruption, given increased online and remote activity;
•our ability to achieve organic loan and deposit growth, and the composition of that growth;
•our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate acquired operations;
•changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;
•possible cessation or market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, hedging products, debt obligations, investments and loans;
•the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;
•our dependence on our management team, and our ability to attract and retain qualified personnel;
•changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;
•inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates;
•the concentration of our business within our geographic areas of operation in Louisiana, Texas and Alabama; and
•concentration of credit exposure.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Investar’s Annual Report on Form 10-K for the year ended December 31, 2019, and in Part II Item 1A. “Risk Factors” and in the “Cautionary Note Regarding Forward-Looking Statements” in Part I. Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Investar’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the Securities and Exchange Commission (the “SEC”).
For further information contact:
Investar Holding Corporation
Chris Hufft
Chief Financial Officer
(225) 227-2215
Chris.Hufft@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	12/31/2020	9/30/2020	12/31/2019	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$22,977	$23,394	$23,515	(1.8)%	(2.3)%
Total interest expense	3,823	4,688	6,550	(18.5)	(41.6)
Net interest income	19,154	18,706	16,965	2.4	12.9
Provision for loan losses	2,400	2,500	736	(4.0)	226.1
Total noninterest income	3,675	3,401	1,575	8.1	133.3
Total noninterest expense	14,693	14,051	13,629	4.6	7.8
Income before income taxes	5,736	5,556	4,175	3.2	37.4
Income tax expense	1,196	1,089	844	9.8	41.7
Net income	$4,540	$4,467	$3,331	1.6	36.3

AVERAGE BALANCE SHEET DATA
Total assets	$2,314,997	$2,320,501	$2,101,562	(0.2)%	10.2%
Total interest-earning assets	2,147,086	2,149,946	1,955,915	(0.1)	9.8
Total loans	1,838,426	1,816,014	1,636,477	1.2	12.3
Total interest-bearing deposits	1,442,711	1,390,443	1,344,312	3.8	7.3
Total interest-bearing liabilities	1,594,127	1,613,049	1,537,539	(1.2)	3.7
Total deposits	1,900,974	1,836,168	1,673,860	3.5	13.6
Total stockholders’ equity	242,562	239,822	217,433	1.1	11.6

PER SHARE DATA
Earnings:
Basic earnings per common share	$0.42	$0.41	$0.33	2.4%	27.3%
Diluted earnings per common share	0.42	0.41	0.32	2.4	31.3
Core Earnings(1):
Core basic earnings per common share(1)	0.39	0.35	0.40	11.4	(2.5)
Core diluted earnings per common share(1)	0.39	0.35	0.39	11.4	—
Book value per common share	22.93	22.32	21.55	2.7	6.4
Tangible book value per common share(1)	19.89	19.27	18.79	3.2	5.9
Common shares outstanding	10,608,869	10,629,586	11,228,775	(0.2)	(5.5)
Weighted average common shares outstanding - basic	10,621,763	10,759,791	10,101,780	(1.3)	5.1
Weighted average common shares outstanding - diluted	10,642,908	10,761,617	10,219,875	(1.1)	4.1

PERFORMANCE RATIOS
Return on average assets	0.78%	0.77%	0.63%	1.3%	23.8%
Core return on average assets(1)	0.71	0.65	0.76	9.2	(6.6)
Return on average equity	7.45	7.41	6.08	0.5	22.5
Core return on average equity(1)	6.80	6.29	7.35	8.1	(7.5)
Net interest margin	3.55	3.46	3.44	2.6	3.2
Net interest income to average assets	3.29	3.21	3.20	2.5	2.8
Noninterest expense to average assets	2.52	2.41	2.57	4.6	(1.9)
Efficiency ratio(2)	64.36	63.56	73.51	1.3	(12.4)
Core efficiency ratio(1)	65.29	65.97	68.59	(1.0)	(4.8)
Dividend payout ratio	15.48	15.85	18.18	(2.3)	(14.9)
Net charge-offs to average loans	0.06	0.01	0.02	500.0	200.0

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expenses divided by the sum of net interest income (before provision for loan losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	12/31/2020	9/30/2020	12/31/2019	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.62%	0.54%	0.30%	14.8%	106.7%
Nonperforming loans to total loans	0.74	0.68	0.37	8.8	100.0
Allowance for loan losses to total loans	1.09	1.04	0.63	4.8	73.0
Allowance for loan losses to nonperforming loans	147.27	153.80	171.09	(4.2)	(13.9)

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	10.48%	10.21%	11.26%	2.6%	(6.9)%
Tangible equity to tangible assets(1)	9.22	8.94	9.96	3.1	(7.4)
Tier 1 leverage ratio	9.49	9.29	10.45	2.2	(9.2)
Common equity tier 1 capital ratio(2)	11.02	10.95	11.67	0.6	(5.6)
Tier 1 capital ratio(2)	11.36	11.30	12.03	0.5	(5.6)
Total capital ratio(2)	14.71	14.62	15.02	0.6	(2.1)
Investar Bank:
Tier 1 leverage ratio	10.47	10.23	10.77	2.3	(2.8)
Common equity tier 1 capital ratio(2)	12.53	12.46	12.43	0.6	0.8
Tier 1 capital ratio(2)	12.53	12.46	12.43	0.6	0.8
Total capital ratio(2)	13.62	13.50	13.03	0.9	4.5

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for December 31, 2020.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	December 31, 2020	September 30, 2020	December 31, 2019
ASSETS
Cash and due from banks	$25,672	$32,856	$23,769
Interest-bearing balances due from other banks	9,696	17,697	20,539
Federal funds sold	—	—	387
Cash and cash equivalents	35,368	50,553	44,695

Available for sale securities at fair value (amortized cost of $263,913, $275,288, and $258,104, respectively)	268,410	278,906	259,805
Held to maturity securities at amortized cost (estimated fair value of $12,649, $13,737, and $14,480, respectively)	12,434	13,542	14,409
Loans, net of allowance for loan losses of $20,363, $19,044, and $10,700, respectively	1,839,955	1,810,636	1,681,275
Other equity securities	16,599	20,927	19,315
Bank premises and equipment, net of accumulated depreciation of $15,830, $14,971, and $12,432, respectively	56,303	57,074	50,916
Other real estate owned, net	663	69	133
Accrued interest receivable	12,969	13,057	7,913
Deferred tax asset	1,360	2,160	—
Goodwill and other intangible assets, net	32,232	32,471	31,035
Bank-owned life insurance	38,908	38,672	32,014
Other assets	5,980	5,178	7,406
Total assets	$2,321,181	$2,323,245	$2,148,916

LIABILITIES
Deposits
Noninterest-bearing	$448,230	$452,070	$351,905
Interest-bearing	1,439,594	1,382,379	1,355,801
Total deposits	1,887,824	1,834,449	1,707,706
Advances from Federal Home Loan Bank	120,500	178,500	131,600
Repurchase agreements	5,653	5,923	2,995
Subordinated debt	42,897	42,874	42,826
Junior subordinated debt	5,949	5,936	5,897
Accrued taxes and other liabilities	15,074	18,296	15,916
Total liabilities	2,077,897	2,085,978	1,906,940

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 10,608,869, 10,629,586, and 11,228,775 shares outstanding, respectively	10,609	10,630	11,229
Surplus	159,485	159,410	168,658
Retained earnings	71,385	67,536	60,198
Accumulated other comprehensive income (loss)	1,805	(309)	1,891
Total stockholders’ equity	243,284	237,267	241,976
Total liabilities and stockholders’ equity	$2,321,181	$2,323,245	$2,148,916

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended			For the twelve months ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
INTEREST INCOME
Interest and fees on loans	$21,712	$21,866	$21,333	$87,365	$80,954
Interest on investment securities	1,107	1,356	1,743	5,613	7,440
Other interest income	158	172	439	816	1,049
Total interest income	22,977	23,394	23,515	93,794	89,443

INTEREST EXPENSE
Interest on deposits	2,750	3,404	5,319	15,376	19,307
Interest on borrowings	1,073	1,284	1,231	4,884	5,318
Total interest expense	3,823	4,688	6,550	20,260	24,625
Net interest income	19,154	18,706	16,965	73,534	64,818

Provision for loan losses	2,400	2,500	736	11,160	1,908
Net interest income after provision for loan losses	16,754	16,206	16,229	62,374	62,910

NONINTEREST INCOME
Service charges on deposit accounts	500	441	544	1,917	1,840
Gain on sale of investment securities, net	—	939	33	2,289	262
Loss on sale of fixed assets, net	(33)	(5)	—	(38)	(11)
(Loss) gain on sale of other real estate owned, net	(14)	—	(17)	12	2
Servicing fees and fee income on serviced loans	78	85	121	379	593
Interchange fees	385	387	289	1,414	1,114
Income from bank owned life insurance	237	234	195	894	703
Change in the fair value of equity securities	877	(31)	121	268	341
Other operating income	1,645	1,351	289	4,961	1,372
Total noninterest income	3,675	3,401	1,575	12,096	6,216
Income before noninterest expense	20,429	19,607	17,804	74,470	69,126

NONINTEREST EXPENSE
Depreciation and amortization	1,185	1,203	943	4,570	3,462
Salaries and employee benefits	8,625	8,228	7,826	33,378	28,643
Occupancy	565	604	524	2,236	1,837
Data processing	774	816	505	3,069	2,360
Marketing	135	88	55	333	260
Professional fees	353	343	249	1,519	1,189
Acquisition expenses	4	52	1,008	1,062	2,090
Other operating expenses	3,052	2,717	2,519	10,964	8,327
Total noninterest expense	14,693	14,051	13,629	57,131	48,168
Income before income tax expense	5,736	5,556	4,175	17,339	20,958
Income tax expense	1,196	1,089	844	3,450	4,119
Net income	$4,540	$4,467	$3,331	$13,889	$16,839

EARNINGS PER SHARE
Basic earnings per common share	$0.42	$0.41	$0.33	$1.27	$1.68
Diluted earnings per common share	$0.42	$0.41	$0.32	$1.27	$1.66
Cash dividends declared per common share	$0.07	$0.07	$0.06	$0.25	$0.23

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$1,838,426	$21,712	4.70%	$1,816,014	$21,866	4.79%	$1,636,477	$21,333	5.17%
Securities:
Taxable	265,068	965	1.45	262,088	1,199	1.82	241,471	1,546	2.54
Tax-exempt	20,265	142	2.78	22,504	157	2.77	31,561	197	2.48
Interest-bearing balances with banks	23,327	158	2.68	49,340	172	1.39	46,406	439	3.75
Total interest-earning assets	2,147,086	22,977	4.26	2,149,946	23,394	4.33	1,955,915	23,515	4.77
Cash and due from banks	30,353			28,225			25,118
Intangible assets	32,329			32,563			29,313
Other assets	124,377			126,581			101,694
Allowance for loan losses	(19,148)			(16,814)			(10,478)
Total assets	$2,314,997			$2,320,501			$2,101,562

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$667,793	$750	0.45	$627,715	$755	0.48	$524,444	$1,264	0.96
Brokered deposits	77,897	179	0.92	—	—	—	—	—	—
Savings deposits	140,141	87	0.25	133,701	91	0.27	114,668	128	0.44
Time deposits	556,880	1,734	1.24	629,027	2,558	1.62	705,200	3,927	2.21
Total interest-bearing deposits	1,442,711	2,750	0.76	1,390,443	3,404	0.97	1,344,312	5,319	1.57
Short-term borrowings	24,090	39	0.63	95,316	248	1.03	74,355	306	1.63
Long-term debt	127,326	1,034	3.23	127,290	1,036	3.24	118,872	925	3.09
Total interest-bearing liabilities	1,594,127	3,823	0.95	1,613,049	4,688	1.16	1,537,539	6,550	1.69
Noninterest-bearing deposits	458,263			445,725			329,548
Other liabilities	20,045			21,905			17,042
Stockholders’ equity	242,562			239,822			217,433
Total liability and stockholders’ equity	$2,314,997			$2,320,501			$2,101,562
Net interest income/net interest margin		$19,154	3.55%		$18,706	3.46%		$16,965	3.44%

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the twelve months ended
	December 31, 2020			December 31, 2019
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$1,786,302	$87,365	4.89%	$1,539,886	$80,954	5.26%
Securities:
Taxable	255,405	4,927	1.93	240,751	6,650	2.76
Tax-exempt	25,024	686	2.74	31,780	790	2.49
Interest-bearing balances with banks	42,852	816	1.90	34,905	1,049	3.00
Total interest-earning assets	2,109,583	93,794	4.45	1,847,322	89,443	4.84
Cash and due from banks	27,768			22,969
Intangible assets	32,190			26,107
Other assets	119,994			90,949
Allowance for loan losses	(15,272)			(9,969)
Total assets	$2,274,263			$1,977,378

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$612,000	$3,535	0.58	$510,148	$5,308	1.04
Brokered deposits	20,308	177	0.87	—	—	—
Savings deposits	129,211	401	0.31	110,936	501	0.45
Time deposits	640,549	11,263	1.76	641,630	13,498	2.10
Total interest-bearing deposits	1,402,068	15,376	1.10	1,262,714	19,307	1.53
Short-term borrowings	65,323	710	1.09	113,539	2,348	2.07
Long-term debt	128,163	4,174	3.26	98,017	2,970	3.03
Total interest-bearing liabilities	1,595,554	20,260	1.27	1,474,270	24,625	1.67
Noninterest-bearing deposits	418,240			283,274
Other liabilities	19,805			14,717
Stockholders’ equity	240,664			205,117
Total liability and stockholders’ equity	$2,274,263			$1,977,378
Net interest income/net interest margin		$73,534	3.49%		$64,818	3.51%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	December 31, 2020	September 30, 2020	December 31, 2019
Tangible common equity
Total stockholders’ equity	$243,284	$237,267	$241,976
Adjustments:
Goodwill	28,144	28,144	26,132
Core deposit intangible	3,988	4,227	4,803
Trademark intangible	100	100	100
Tangible common equity	$211,052	$204,796	$210,941
Tangible assets
Total assets	$2,321,181	$2,323,245	$2,148,916
Adjustments:
Goodwill	28,144	28,144	26,132
Core deposit intangible	3,988	4,227	4,803
Trademark intangible	100	100	100
Tangible assets	$2,288,949	$2,290,774	$2,117,881

Common shares outstanding	10,608,869	10,629,586	11,228,775
Tangible equity to tangible assets	9.22%	8.94%	9.96%
Book value per common share	$22.93	$22.32	$21.55
Tangible book value per common share	19.89	19.27	18.79

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		Three months ended
		12/31/2020	9/30/2020	12/31/2019
Net interest income	(a)	$19,154	$18,706	$16,965
Provision for loan losses		2,400	2,500	736
Net interest income after provision for loan losses		16,754	16,206	16,229

Noninterest income	(b)	3,675	3,401	1,575
Gain on sale of investment securities, net		—	(939)	(33)
Loss on sale of other real estate owned, net		14	—	17
Loss on sale of fixed assets, net		33	5	—
Change in the fair value of equity securities		(877)	31	(121)
Core noninterest income	(d)	2,845	2,498	1,438

Core earnings before noninterest expense		19,599	18,704	17,667

Total noninterest expense	(c)	14,693	14,051	13,629
Acquisition expense		(4)	(52)	(1,007)
Severance		(26)	(10)	—
PPP incentive		(200)	—	—
Community grant		(100)	—	—
Core noninterest expense	(f)	14,363	13,989	12,622

Core earnings before income tax expense		5,236	4,715	5,045
Core income tax expense(1)		1,092	924	1,019
Core earnings		$4,144	$3,791	$4,026

Core basic earnings per common share		0.39	0.35	0.40

Diluted earnings per common share (GAAP)		$0.42	$0.41	$0.32
Gain on sale of investment securities, net		—	(0.07)	—
Loss on sale of other real estate owned, net		—	—	—
Loss on sale of fixed assets, net		—	—	—
Change in the fair value of equity securities		(0.06)	—	(0.01)
Acquisition expense		—	0.01	0.08
Severance		—	—	—
PPP incentive		0.02	—	—
Community grant		0.01	—	—
Core diluted earnings per common share		$0.39	$0.35	$0.39

Efficiency ratio	(c) / (a+b)	64.36%	63.56%	73.51%
Core efficiency ratio	(f) / (a+d)	65.29%	65.97%	68.59%
Core return on average assets(2)		0.71%	0.65%	0.76%
Core return on average equity(2)		6.80%	6.29%	7.35%
Total average assets		$2,314,997	$2,320,501	$2,101,562
Total average stockholders’ equity		242,562	239,822	217,433

(1)Core income tax expense is calculated using the effective tax rates of 20.9%, 19.6% and 20.2% for the quarters ended December 31, 2020, September 30, 2020 and December 31, 2019, respectively.
(2) Core earnings used in calculation. No adjustments were made to average assets or average equity.